UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number  333-84249-07

                SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.
             (Exact name of registrant as specified in its charter)

    388 Greenwich Street, 4th Floor, New York, New York 10013, 212-723-8604 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Salomon Brothers Mortgage Securities VII, Inc.
          Commercial Mortgage Pass-Through Certificates, Series 2000-C2
           (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 70

     Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the Salomon Brothers Mortgage Securities VII, Inc., Commercial Mortgage Pass-Through Certificates, Series 2000-C2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 28, 2001                 By:   /s/ Diane E. Wallace
                                        Diane E. Wallace
                                        Assistant Vice President
                                        CHASE MANHATTAN BANK
                                        as Custodian, Certificate Administrator,
                                        Tax Administrator, and Certificate
                                        Registrar